                                                                   Exhibit 10.48



March 28, 1999

Dr. Deok-Jung Kim
Vice President and General Manager
Power Device Division
Samsung Electronics Co., Ltd.
Bucheon, South Korea


Dear D.J.:

This letter agreement is to confirm your position with Fairchild Korea Semiconductor ("Fairchild Korea"). Effective as of the closing date, as defined in the Business Transfer Agreement between Fairchild Semiconductor Corporation ("FSC") and Samsung Electronics, you will serve as President of Fairchild Korea and a Senior Vice President of FSC. In the position of President of Fairchild Korea you will also serve, without further compensation, as a Director of that corporation. As President of Fairchild Korea, you will be subject to the direction of the President and Chief Executive Office of FSC or to the direction of others appointed by the Chief Executive Officer. This letter agreement and the terms contained herein are all subject to review by Fairchild's Korean counsel for compliance with Korean law. You may be asked and do agree to sign a revised letter agreement reflecting appropriate changes by legal counsel to reflect such compliance.

The term of employment under this Letter Agreement shall being on the closing date defined above and shall conclude on the first anniversary thereof. The terms of this Letter Agreement shall be renewed unless either FSC or you shall give to the other written notice not less than 60 days prior to the end of any term that it or he does not wish to renew this Agreement.

In consideration of the services you will render in the position described above, FSC shall pay you a base salary at a rate of the Korean won equivalent of $200,000 US per year. If not in violation of any legal requirements, this amount pay be paid directly to a U.S. bank account. In addition, FSC shall, from time to time, award you with annual incentive compensation based upon a target which shall be 40% of your base salary, with the actual incentive award ranging from 0% to 250% at the best expected level, in accordance with the achievement of financial or other performance measures set by the FSC Board of Directors . In the event these best expected goals are met, your incentive award may be as much as 250% of the target amount (i.e. 250% x 40% x $200,000 = $200,000), making your total cash compensation (base salary and incentive award) at the maximum achievable level equal to a possible $400,000. Your eligibility and compensation under this plan will be governed solely by the terms of the Program and applicable Company policies as from time to time established, as well as by all appropriate legal requirements. You will also be subject to annual merit increases as granted to employees from time to time.

     -2-   June 23, 1999

As an additional component of your compensation, I will recommend to the FSC Board of Directors that you receive a stock option grant of 40,000 shares of Fairchild Semiconductor stock with an option price of $.25 US per share, dated as of the date the Board acts on this recommendation and subject to the terms of the Fairchild Semiconductor Stock Option Plan. This recommendation and future potential grant is subject to legal review by Korean counsel and registration, if necessary, of the Fairchild Semiconductor Stock Option Plan with the government of South Korea. You will also be entitled to additional options at a higher option price as part of a grant of options to be made to key Fairchild Korea employees. I will be very much guided by your recommendations of the persons to whom stock shall be awarded.

During the term of this letter agreement, you will be eligible to participate in and take advantage of various fringe benefit plans comparable to those benefits and plans in which you now participate and which are being continued or replicated for Fairchild Korea. This includes such benefits as vacation time, pension benefits and health coverage currently available to you in your current position.

In the course of your service to FSC and Fairchild Korea, you have had and will continue to have access to confidential data, trade secrets and other information pertaining to FSC and Fairchild Korea known as Proprietary Information. You agree that you shall not, during the term of this letter agreement and anytime thereafter, regardless of the reason for termination of your employment, disclose, directly or indirectly, any Proprietary Information to any person other than such persons to whom you have been specifically instructed to make disclosure by FSC or use any Proprietary Information, directly or indirectly, for your own benefit or for the benefit of any other person or entity. You also agree that you will not engage or participate in any business which is competitive with FSC or Fairchild Korea and will not hire or attempt to hire any employee of FSC or Fairchild Korea, will not call upon, solicit or attempt to solicit any customers, sup[pliers, or potential customers or FSC or Fairchild Korea during a period of twenty-four (24) consecutive months after your employment terminates for any reason including the expiration of this Letter Agreement.

D. J., I look forward to working with you. Please sign this Letter Agreement below and retirn it to me as soon as possible.

Sincerely Yours,

Kirk Pond
President and Chief Executive Officer

Seen and Agreed To:

--------------------------                                    ------------
Dr. Deok-Jung Kim                                             Date